Filed pursuant to Rule 424(b)(3)
File No. 333-255932
SUPPLEMENT DATED OCTOBER 18, 2024 TO THE CURRENT
STATUTORY PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION FOR:
Invesco Dynamic Credit Opportunity Fund
(the “Fund”)
This supplement amends the Statutory Prospectus and Statement of Additional Information (“SAI”) of the above referenced fund and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the Statutory Prospectus and SAI and retain it for future reference.
The Fund’s classification has changed from “non-diversified” to “diversified,” and therefore the Fund is now required to meet certain diversification requirements under the Investment Company Act of 1940 (“1940 Act”). Effective immediately, all references in the Fund’s Statutory Prospectus and SAI with regard to the Fund being “non-diversified”, including the related risks, are hereby deleted in their entirety.
In addition and accordingly, the Fund is now subject to the following investment restriction:
The Fund is a “diversified company” as defined in the 1940 Act. The Fund will not purchase the securities of any issuer if, as a result, the Fund would fail to be a diversified company within the meaning of the 1940 Act, and the rules and regulations promulgated thereunder, as such statute, rules and regulations are amended from time to time or are interpreted from time to time by the SEC staff (collectively, the "1940 Act Laws and Interpretations") or except to the extent that the Fund may be permitted to do so by exemptive order or similar relief (collectively, with the 1940 Act Laws and Interpretations, the "1940 Act Laws, Interpretations and Exemptions"). In complying with this restriction, however, the Fund may purchase securities of other investment companies to the extent permitted by the 1940 Act Laws, Interpretations and Exemptions.
DCO-STATSAI-SUP-1